ARTICLES SUPPLEMENTARY

to

ARTICLES OF INCORPORATION

of

FAIRHOLME FUNDS, INC.

THIS IS TO CERTIFY that FAIRHOLME FUNDS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority of the Corporation’s Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has reclassified 100,000,000 unissued shares of the Corporation’s capital stock, par value $.0001 per share, as 100,000,000 shares of capital stock of the Fairholme Fund, a series of the Corporation, par value $.0001 per share, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth.

SECOND:  The shares of capital stock of the Fairholme Fund as so reclassified by the Corporation’s Board of Directors shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of capital stock of the Fairholme Fund as set forth in Article EIGHTH, Section 8.1, of the Corporation’s Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally.

THIRD:  The shares aforesaid have been duly reclassified by the Corporation’s Board of Directors pursuant to authority and power contained in the Corporation’s Articles of Incorporation.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Fairholme Funds, Inc. has caused these Articles Supplementary to be executed by its President and attested by its Secretary and its corporate seal to be affixed on this 17th day of September, 2008.  The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.

FAIRHOLME FUNDS, INC.

By:	/s/ Bruce R. Berkowitz
Bruce R. Berkowitz
President

Attested:	/s/ Charles M. Fernandez
Charles M. Fernandez
Secretary

SK 22146 0003 919507